Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Tania Almond T +1 410.531.4590 tania.almond@grace.com

Grace Reports Third Quarter 2015 Results
Adjusted EPS of $1.37; Strong Margin and Cash Flow Performance

•	Adjusted EBIT of $173.4 million up 0.4% at constant currency

•	Adjusted Free Cash Flow year-to-date of $342.9 million up 2.3%

•	Grace's low cash tax rate resulted in a favorable impact to cash flow of $68.0 million year-to-date, equivalent to $0.93 per share

•	Raising 2015 outlook for Adjusted EPS to $5.25 to $5.35 at constant currency

•	Plan to separate Grace into two industry-leading public companies on track

COLUMBIA, MD - October 22, 2015 - W. R. Grace & Co. (NYSE: GRA) announced third quarter net income of $13.8 million, or $0.19 per diluted share. Net income for the prior-year quarter was $74.5 million, or $0.99 per diluted share.

"We are on track to achieve our earnings and cash flow outlook for 2015," said Fred Festa, Grace’s Chairman and Chief Executive Officer. "We continue to expand margins and improve productivity, while adjusting to the changing macro environment to capture growth opportunities where they exist. We are on track with our separation into two industry leading public companies early next year."

Venezuela
We generally have had declining sales volumes in our Venezuelan subsidiary primarily due to increasing currency and import controls that affected our ability to import necessary raw materials for production. We have been unable to fully satisfy customer demand since the 2014 first quarter. In the 2015 third quarter, we were able to import a significant amount of raw materials, leading to a significant increase in sales and earnings in the quarter. Also in the 2015 third quarter, we experienced a significant increase in inflation in Venezuela. Net inflation added an estimated $7-$8 million to Adjusted EBIT for the third quarter.

Until September 30, 2015, we accounted for the results of our Venezuelan subsidiary at the official exchange rate of 6.3 VEB/USD. Based on recent developments, including changed expectations about our ability to import raw materials at the official exchange rate in the future and the increase in inflation, we have determined that it is no longer appropriate to do so. Effective September 30, 2015, we will account for the results of our Venezuelan subsidiary at the SIMADI rate. At September 30, 2015, this rate was 199 VEB/USD. We recorded a pre-tax charge of $72.5 million related to our Venezuelan operations, including $40.5 million for cash, $26.7 million for working capital and $5.3 million for PP&E. Of this amount, $11.7 million related to inventory was recorded in cost of goods sold, and $60.8 million related to other assets and liabilities was recorded as a separate line in the consolidated statement of operations.

The assets, liabilities, sales, earnings and cash flows of our Venezuelan subsidiary will be immaterial after September 30, 2015. Third quarter net sales and pre-tax income of our Venezuelan subsidiary were $41.5 million and $22.8 million, respectively, compared with $12.3 million and $4.4 million, respectively, in the prior-year quarter. For the nine months, net sales and pre-tax income were $68.6

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million and $28.7 million, respectively, compared with $34.4 million and $12.7 million, respectively, in the prior-year period.

Third Quarter Results
Third quarter net sales of $790.1 million decreased 7.7% compared with the prior-year quarter due to unfavorable currency translation (-6.4%) and lower sales volumes (-2.8%), partially offset by improved pricing (+1.5%).

Adjusted EBIT of $173.4 million decreased 4.1% from the prior-year quarter, and increased approximately 0.4% at constant currency. Adjusted EBIT margin of 21.9% increased 80 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 32.3% on a trailing four-quarter basis, compared with 29.7% as of September 30, 2014.

Nine Month Results
For the nine months ended September 30, 2015, net sales of $2,292.8 million decreased 6.0% compared with the prior-year period due to unfavorable currency translation (-6.7%) and lower sales volumes (-0.3%), partially offset by improved pricing (+1.0%).

Adjusted EBIT of $447.2 million decreased 2.4% from the prior-year period, and increased approximately 6% at constant currency. Adjusted EBIT margin of 19.5% increased 70 basis points compared with the prior-year period.

Grace Catalysts Technologies
Third quarter sales for our Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, and polypropylene process technology, were $285.3 million, a decrease of 13.4% compared with the prior-year quarter due to lower sales volumes (-8.2%), unfavorable currency translation (-4.8%), and lower pricing (-0.4%).

Catalyst sales volumes decreased in line with our expectations. FCC catalyst sales volumes were lower primarily due to the transition in commercial positions undertaken to strengthen our business in North America, the Middle East, and Asia. Specialty catalyst sales volumes were lower primarily due to order timing after five quarters of strong performance.

Adjusted Gross Margin was 43.4% compared with 42.5% in the prior-year quarter. The increase in gross margin primarily was due to improved productivity and lower manufacturing costs.

Segment operating income of $86.4 million decreased 14.4%, or approximately 9% at constant currency. Segment operating margin was 30.3%, a decrease of 30 basis points compared with the prior-year quarter. The decreases were primarily due to lower sales volumes. The ART joint venture contributed $3.6 million to segment operating income compared with $6.4 million in the prior-year quarter.

Grace Materials Technologies
Third quarter sales for our Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, and Darex packaging technologies, were $200.9 million, a decrease of 12.3% compared with the prior-year quarter due to unfavorable currency translation (-8.8%) and lower sales volumes (-5.1%), partially offset by improved pricing (+1.6%). Improved pricing primarily resulted from inflation in Venezuela.

Sales volumes decreased in North America and Asia and increased in Europe and the Middle East.

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Adjusted Gross Margin was 38.1%, an increase of 280 basis points compared with the prior-year quarter. Excluding Venezuela, Adjusted Gross Margin was 37.2%. The increase in gross margin was primarily due to lower manufacturing costs and improved pricing.

Segment operating income of $46.4 million decreased 4.7%, and increased approximately 5% at constant currency. The benefit of improved gross margin was more than offset by lower sales volumes and unfavorable currency translation. Segment operating margin was 23.1%, an increase of 180 basis points from the prior-year quarter. Net inflation in Venezuela added an estimated $2-$3 million to segment operating income for the third quarter.

Grace Construction Products
Third quarter sales for our Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure, and residential construction, were $303.9 million, an increase of 2.0% compared with the prior-year quarter. Increased sales volumes (+4.9%) and improved pricing (+3.5%) were partially offset by unfavorable currency translation (-6.4%). Improved pricing primarily resulted from inflation in Venezuela.

SCC and SBM sales volumes increased 5.3% and 4.2%, respectively. Segment sales volumes grew approximately 5% in North America and double digits in emerging Asia (excluding China) and the Middle East.

Adjusted Gross Margin of 41.2% increased 440 basis points compared with the prior-year quarter. Excluding Venezuela, Adjusted Gross Margin was 38.8%. The increase was primarily due to improved pricing, higher sales volumes and favorable product mix.

Segment operating income of $67.3 million increased 37.6%, and approximately 39% at constant currency, primarily due to higher gross profit and lower operating expenses. Segment operating margin was 22.1%, an increase of 570 basis points from the prior-year quarter. Net inflation in Venezuela added an estimated $5-$6 million to segment operating income for the third quarter.

Other Expenses in Adjusted EBIT
Total corporate costs were $22.2 million for the third quarter, a decrease of $1.6 million.

Certain pension costs of $6.4 million decreased $1.6 million compared with the prior-year quarter primarily due to lower interest costs.

Restructuring and Repositioning Expenses
Restructuring expenses were $4.8 million for the third quarter, primarily related to work force reductions.

Repositioning expenses were $14.0 million for the third quarter, including $10.4 million of third party costs and $3.6 million of employee-related costs, primarily related to the company’s planned separation into two independent companies.

Interest Expense
Net interest expense was $25.4 million for the third quarter compared with $58.1 million for the prior-year quarter. The weighted average cash interest rate for the third quarter was 4.1%.

Income Taxes
Income taxes on adjusted pre-tax income were recorded at a global effective tax rate of 33.5%. We generally have not had to pay U.S. federal income taxes in recent years due to available tax deductions and credits that fully offset our U.S. tax liability.

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Income taxes paid in cash, net of refunds, were $34.2 million during the nine months, or approximately 14% of income before income taxes. For the nine months ended September 30, 2015, our low cash tax rate, compared to our effective tax rate, resulted in a favorable impact to cash flow of $68.0 million, equivalent to $0.93 per share.

Cash Flow
Net cash used for operating activities for the nine months ended September 30, 2015, was $80.8 million compared with $1.64 billion in the prior year. In the prior-year period, we paid $1.38 billion in connection with our emergence from Chapter 11 and $632 million to settle a deferred payment obligation issued at emergence. In the 2015 first quarter, we paid $490 million to repurchase the warrant issued at emergence.

Adjusted Free Cash Flow was $342.9 million for the nine months ended September 30, 2015, an increase of 2.3% compared with the prior-year period.

Share Repurchase Program
In the third quarter, we spent $111.4 million to repurchase approximately 1.1 million shares of our outstanding common stock at an average price of $97.70. Through September 30, we spent $220.1 million to repurchase approximately 2.3 million shares under our second $500 million share repurchase authorization.

2015 Outlook
As of October 22, 2015, we expect 2015 Adjusted EBIT to be in the range of $675 million to $685 million on a constant currency basis, an increase of 8% to 9% compared with 2014. We expect 2015 Adjusted EBITDA to be in the range of $815 million to $825 million on a constant currency basis, an increase of approximately 7% to 8% compared with 2014. We are increasing our outlook for Adjusted EPS to be in the range of $5.25 to $5.35 per share on a constant currency basis, an increase of 19% to 21% compared with 2014, up from the previous range of $5.15 to $5.25. We estimate the currency headwind to Adjusted EBIT to be approximately $60 million and to Adjusted EPS to be approximately $0.55 per share.

We continue to expect 2015 Adjusted Free Cash Flow to be at least $430 million, including a favorable impact to 2015 cash flow of approximately $95 million, equivalent to $1.30 per share, due to our low cash tax rate compared with our expected effective tax rate.

We are unable to make an estimate of the amount of the annual mark-to-market pension adjustment or 2015 net income.

Update on Separation into Two Companies
On February 5, 2015, we announced our plan to separate into two independent, publicly traded companies. We are on track to complete the separation in the first quarter of 2016.

Investor Call
We will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of our website, www.grace.com, and click on the webcast link.

Those without access to the Internet can participate by dialing +1 855.830.2314 (U.S.) or +1 330.863.3314 (International). The participant passcode is 51818447. Investors are advised to dial into the call at least ten minutes early in order to register.

An audio replay will be available after 3:00 p.m. ET on October 22. For one week, the replay will be accessible by dialing +1 855.859.2056 (U.S.) or +1 404.537.3406 (International) and entering the

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participant passcode 51818447. The webcast replay or transcript will be available for one year on the company's website.

***
About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts; engineered and packaging materials; and specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies, and Grace Construction Products—provide innovative products, technologies, and services that improve the products and processes of our customer partners in over 150 countries around the world. Grace employs approximately 6,500 people in over 40 countries and had 2014 net sales of $3.2 billion. More information is available at grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the cost and availability of raw materials and energy; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's funded and unfunded pension obligations; its legal and environmental proceedings; uncertainties that may delay or negatively impact the separation transaction or cause the separation transaction to not occur at all; uncertainties related to the company’s ability to realize the anticipated benefits of the separation transaction; the inability to establish or maintain certain business relationships and relationships with customers and suppliers  or the inability to retain key personnel during the period leading up to and following the separation transaction; costs of compliance with environmental regulation; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2015	2014	2015	2014
Net sales	$790.1	$856.4	$2,292.8	$2,438.9
Cost of goods sold	478.2	528.6	1,412.0	1,521.0
Gross profit	311.9	327.8	880.8	917.9
Selling, general and administrative expenses	136.3	147.7	409.4	428.5
Research and development expenses	17.4	20.5	53.2	61.3
Interest expense and related financing costs	25.3	14.7	74.9	37.0
Interest accretion on deferred payment obligations	0.2	43.7	0.6	65.5
Loss in Venezuela	60.8	1.0	60.8	1.0
Repositioning expenses	14.0	—	34.3	—
Equity in earnings of unconsolidated affiliate	(3.6)	(6.4)	(12.1)	(13.2)
Gain on termination and curtailment of postretirement plans	(4.5)	(23.7)	(4.5)	(31.6)
Chapter 11 expenses, net	1.1	1.7	4.3	10.8
Other expense, net	10.7	9.0	13.1	29.9
Total costs and expenses	257.7	208.2	634.0	589.2
Income before income taxes	54.2	119.6	246.8	328.7
Provision for income taxes	(40.1)	(44.6)	(122.4)	(66.7)
Net income	14.1	75.0	124.4	262.0
Less: Net income attributable to noncontrolling interests	(0.3)	(0.5)	(0.5)	(1.2)
Net income attributable to W. R. Grace & Co. shareholders	$13.8	$74.5	$123.9	$260.8
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.19	$1.00	$1.71	$3.44
Weighted average number of basic shares	72.1	74.7	72.5	75.9
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.19	$0.99	$1.69	$3.40
Weighted average number of diluted shares	72.7	75.6	73.1	76.8

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share amounts)	2015	2014	% Change	2015	2014	% Change
Net sales:
Catalysts Technologies	$285.3	$329.3	(13.4)%	$855.6	$927.0	(7.7)%
Materials Technologies	200.9	229.1	(12.3)%	605.4	685.0	(11.6)%
Construction Products	303.9	298.0	2.0%	831.8	826.9	0.6%
Total Grace net sales	$790.1	$856.4	(7.7)%	$2,292.8	$2,438.9	(6.0)%
Net sales by region:
North America	$264.4	$280.7	(5.8)%	$771.0	$763.6	1.0%
Europe Middle East Africa	246.9	280.8	(12.1)%	724.6	845.5	(14.3)%
Asia Pacific	172.3	199.5	(13.6)%	534.6	554.5	(3.6)%
Latin America	106.5	95.4	11.6%	262.6	275.3	(4.6)%
Total net sales by region	$790.1	$856.4	(7.7)%	$2,292.8	$2,438.9	(6.0)%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$86.4	$100.9	(14.4)%	$246.7	$269.6	(8.5)%
Materials Technologies segment operating income	46.4	48.7	(4.7)%	133.1	143.9	(7.5)%
Construction Products segment operating income	67.3	48.9	37.6%	150.6	119.3	26.2%
Corporate costs	(22.2)	(23.8)	6.7%	(65.9)	(69.1)	4.6%
Gain on termination and curtailment of postretirement plans related to current businesses	1.9	14.2	NM	1.9	18.9	NM
Certain pension costs(C)	(6.4)	(8.0)	20.0%	(19.2)	(24.3)	21.0%
Adjusted EBIT	173.4	180.9	(4.1)%	447.2	458.3	(2.4)%
Currency and other losses in Venezuela	(72.5)	(1.0)		(72.5)	(1.0)
Repositioning expenses	(14.0)	—		(34.3)	—
Restructuring expenses and asset impairments	(4.8)	(5.4)		(18.7)	(17.8)
Pension MTM adjustment and other related costs, net	—	—		(4.7)	4.8
Gain on termination and curtailment of postretirement plans related to divested businesses	2.6	9.5		2.6	12.7
Income and expense items related to divested businesses	0.7	(2.1)		1.0	(6.8)
(Costs) benefit related to Chapter 11 and asbestos, net	(6.1)	(4.7)		0.9	(21.7)
Gain on sale of product line	—	—		—	0.2
Interest expense, net	(25.4)	(58.1)	56.3%	(75.2)	(101.2)	25.7%
Provision for income taxes	(40.1)	(44.6)	10.1%	(122.4)	(66.7)	(83.5)%
Net income attributable to W. R. Grace & Co. shareholders	$13.8	$74.5	(81.5)%	$123.9	$260.8	(52.5)%
Diluted EPS (GAAP)	$0.19	$0.99	(80.8)%	$1.69	$3.40	(50.3)%
Adjusted EPS (non-GAAP)	$1.37	$1.07	28.0%	$3.38	$3.06	10.5%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions)	2015	2014	% Change	2015	2014	% Change
Adjusted profitability performance measures (A)(B)(C):
Adjusted Gross Margin:
Catalysts Technologies	43.4%	42.5%	0.9 pts	41.9%	41.8%	0.1 pts
Materials Technologies	38.1%	35.3%	2.8 pts	36.8%	35.1%	1.7 pts
Construction Products	41.2%	36.8%	4.4 pts	38.8%	35.9%	2.9 pts
Adjusted Gross Margin	41.2%	38.6%	2.6 pts	39.4%	37.9%	1.5 pts
Loss in Venezuela in cost of goods sold	(1.5)%	—%	NM	(0.5)%	—%	NM
Pension costs in cost of goods sold	(0.2)%	(0.3)%	0.1 pts	(0.5)%	(0.3)%	(0.2) pts
Total Grace	39.5%	38.3%	1.2 pts	38.4%	37.6%	0.8 pts
Adjusted EBIT:
Catalysts Technologies	$86.4	$100.9	(14.4)%	$246.7	$269.6	(8.5)%
Materials Technologies	46.4	48.7	(4.7)%	133.1	143.9	(7.5)%
Construction Products	67.3	48.9	37.6%	150.6	119.3	26.2%
Corporate	(26.7)	(17.6)	(51.7)%	(83.2)	(74.5)	(11.7)%
Total Grace	173.4	180.9	(4.1)%	447.2	458.3	(2.4)%
Depreciation and amortization:
Catalysts Technologies	$17.1	$16.7	2.4%	$51.2	$49.7	3.0%
Materials Technologies	6.9	8.2	(15.9)%	21.7	24.3	(10.7)%
Construction Products	7.0	7.6	(7.9)%	21.7	23.0	(5.7)%
Corporate	1.7	1.8	(5.6)%	4.9	5.3	(7.5)%
Total Grace	32.7	34.3	(4.7)%	99.5	102.3	(2.7)%
Adjusted EBITDA:
Catalysts Technologies	$103.5	$117.6	(12.0)%	$297.9	$319.3	(6.7)%
Materials Technologies	53.3	56.9	(6.3)%	154.8	168.2	(8.0)%
Construction Products	74.3	56.5	31.5%	172.3	142.3	21.1%
Corporate	(25.0)	(15.8)	(58.2)%	(78.3)	(69.2)	(13.2)%
Total Grace	206.1	215.2	(4.2)%	546.7	560.6	(2.5)%
Adjusted EBIT margin:
Catalysts Technologies	30.3%	30.6%	(0.3) pts	28.8%	29.1%	(0.3) pts
Materials Technologies	23.1%	21.3%	1.8 pts	22.0%	21.0%	1.0 pts
Construction Products	22.1%	16.4%	5.7 pts	18.1%	14.4%	3.7 pts
Total Grace	21.9%	21.1%	0.8 pts	19.5%	18.8%	0.7 pts
Adjusted EBITDA margin:
Catalysts Technologies	36.3%	35.7%	0.6 pts	34.8%	34.4%	0.4 pts
Materials Technologies	26.5%	24.8%	1.7 pts	25.6%	24.6%	1.0 pts
Construction Products	24.4%	19.0%	5.4 pts	20.7%	17.2%	3.5 pts
Total Grace	26.1%	25.1%	1.0 pts	23.8%	23.0%	0.8 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Nine Months Ended September 30,
(In millions)	2015	2014
Cash flow measure (A):
Net cash used for operating activities	$(80.8)	$(1,636.4)
Capital expenditures	(112.4)	(121.7)
Free Cash Flow	(193.2)	(1,758.1)
Cash paid for Chapter 11 and asbestos, including accounts payable	493.8	1,376.8
Cash paid for repositioning	18.6	—
Cash paid for restructuring	12.1	4.8
Cash paid for legacy items	8.6	4.6
Capital expenditures related to repositioning	3.0	—
Cash paid to settle deferred payment obligation	—	632.0
Accelerated defined benefit pension plan contributions	—	75.0
Adjusted Free Cash Flow	$342.9	$335.1

	Four Quarters Ended September 30,
(In millions)	2015	2014
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$615.1	$596.9
Invested Capital:
Trade accounts receivable	455.2	527.3
Inventories	323.1	337.3
Accounts payable	(262.3)	(298.5)
	516.0	566.1
Other current assets (excluding income taxes)	65.2	87.4
Properties and equipment, net	813.9	826.4
Goodwill	439.9	460.2
Technology and other intangible assets, net	265.7	296.2
Investment in unconsolidated affiliate	112.1	108.8
Other assets (excluding capitalized financing fees)	25.9	24.3
Other current liabilities (excluding income taxes, environmental remediation related to asbestos and divested businesses, Chapter 11, restructuring, and accrued interest)	(257.8)	(265.6)
Other liabilities (excluding environmental remediation related to asbestos and divested businesses)	(75.6)	(93.3)
Total invested capital	$1,905.3	$2,010.5
Adjusted EBIT Return On Invested Capital	32.3%	29.7%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(In millions)	2015	2014
OPERATING ACTIVITIES
Net income	$124.4	$262.0
Reconciliation to net cash used for operating activities:
Depreciation and amortization	99.5	102.3
Equity in earnings of unconsolidated affiliate	(12.1)	(13.2)
Dividends received from unconsolidated affiliate	11.8	11.2
Chapter 11 expenses, net	4.3	10.8
Asbestos and bankruptcy-related charges, net	(8.7)	6.8
Cash paid for Chapter 11 and asbestos	(493.8)	(1,344.6)
Cash paid to settle deferred payment obligation	—	(632.0)
Provision for income taxes	122.4	66.7
Cash paid for income taxes, net of refunds	(34.2)	(21.7)
Excess tax benefits from stock-based compensation	—	(0.7)
Cash paid for interest on credit arrangements	(55.7)	(19.8)
Defined benefit pension expense	23.9	19.5
Cash paid under defined benefit pension arrangements	(13.2)	(94.1)
Currency and other losses in Venezuela	72.5	1.0
Cash paid for repositioning	(18.6)	—
Cash paid for restructuring	(12.1)	(4.8)
Cash paid for environmental remediation	(8.7)	(9.7)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(35.4)	(51.4)
Inventories	(16.4)	(49.9)
Accounts payable	40.0	18.6
All other items, net	129.3	106.6
Net cash used for operating activities	(80.8)	(1,636.4)
INVESTING ACTIVITIES
Capital expenditures	(112.4)	(121.7)
Transfer from restricted cash and cash equivalents	—	395.4
Other investing activities	(1.7)	5.7
Net cash (used for) provided by investing activities	(114.1)	279.4
FINANCING ACTIVITIES
Borrowings under credit arrangements	306.3	1,114.4
Repayments under credit arrangements	(85.7)	(750.0)
Proceeds from issuance of bonds	—	1,000.0
Cash paid for debt financing costs	(0.4)	(38.6)
Cash paid for repurchases of common stock	(220.1)	(334.4)
Proceeds from exercise of stock options	24.9	17.6
Excess tax benefits from stock-based compensation	—	0.7
Other financing activities	—	0.2
Net cash provided by financing activities	25.0	1,009.9
Effect of currency exchange rate changes on cash and cash equivalents	(56.5)	(9.7)
Decrease in cash and cash equivalents	(226.4)	(356.8)
Cash and cash equivalents, beginning of period	557.5	964.8
Cash and cash equivalents, end of period	$331.1	$608.0

The Notes to the Financial Information are included as part of the Earnings Release.

10 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	September 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$331.1	$557.5
Trade accounts receivable, less allowance of $7.8 (2014—$5.8)	455.2	481.1
Inventories	323.1	332.8
Deferred income taxes	239.6	235.4
Other current assets	77.3	84.1
Total Current Assets	1,426.3	1,690.9
Properties and equipment, net of accumulated depreciation and amortization of $1,747.1 (2014—$1,818.4)	813.9	833.5
Goodwill	439.9	452.9
Technology and other intangible assets, net	265.7	288.0
Deferred income taxes	545.6	612.0
Overfunded defined benefit pension plans	44.7	44.1
Investment in unconsolidated affiliate	112.1	113.1
Other assets	59.3	60.7
Total Assets	$3,707.5	$4,095.2
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$72.0	$96.8
Accounts payable	262.3	255.3
PI warrant liability	—	490.0
Other current liabilities	380.8	340.0
Total Current Liabilities	715.1	1,182.1
Debt payable after one year	2,143.8	1,919.0
Deferred income taxes	17.7	19.3
Income tax contingencies	22.5	24.0
Underfunded and unfunded defined benefit pension plans	440.0	457.5
Other liabilities	111.0	124.3
Total Liabilities	3,450.1	3,726.2
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 71,354,446 (2014—72,922,565)	0.8	0.7
Paid-in capital	491.1	526.1
Retained earnings	416.0	292.1
Treasury stock, at cost: shares: 6,102,179 (2014—4,524,688)	(581.3)	(429.2)
Accumulated other comprehensive loss	(73.6)	(23.8)
Total W. R. Grace & Co. Shareholders' Equity	253.0	365.9
Noncontrolling interests	4.4	3.1
Total Equity	257.4	369.0
Total Liabilities and Equity	$3,707.5	$4,095.2

The Notes to the Financial Information are included as part of the Earnings Release.

11 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended September 30,
	2015				2014
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.19				$0.99
Currency and other losses in Venezuela	$72.5	$9.3	$63.2	0.87	$1.0	$—	$1.0	0.01
Repositioning expenses	14.0	(5.9)	19.9	0.27	—	—	—	—
Costs related to Chapter 11 and asbestos, net	6.1	2.3	3.8	0.05	4.7	(0.3)	5.0	0.07
Restructuring expenses and asset impairments	4.8	1.9	2.9	0.04	5.4	3.5	1.9	0.03
Gain on termination and curtailment of postretirement plans related to divested businesses	(2.6)	(1.0)	(1.6)	(0.02)	(9.5)	(3.7)	(5.8)	(0.08)
Income and expense items related to divested businesses	(0.7)	(0.3)	(0.4)	(0.01)	2.1	2.4	(0.3)	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		1.8	(1.8)	(0.02)		(4.1)	4.1	0.05
Adjusted EPS (non-GAAP)				$1.37				$1.07

Certain items included in Adjusted EPS:
Differential between effective tax rate and cash tax rate				$0.35				$0.56
Gain on termination and curtailment of postretirement plans related to current businesses				(0.02)				(0.12)
Interest accretion on deferred payment obligations				—				0.36
Total				$0.33				$0.80

	Nine Months Ended September 30,
	2015				2014
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$1.69				$3.40
Currency and other losses in Venezuela	$72.5	$9.3	$63.2	0.86	$1.0	$—	$1.0	0.01
Repositioning expenses	34.3	(3.4)	37.7	0.52	—	—	—	—
Restructuring expenses and asset impairments	18.7	6.3	12.4	0.17	17.8	7.5	10.3	0.13
Pension MTM adjustment and other related costs, net	4.7	1.7	3.0	0.04	(4.8)	(1.8)	(3.0)	(0.04)
Gain on termination and curtailment of postretirement plans related to divested businesses	(2.6)	(1.0)	(1.6)	(0.02)	(12.7)	(4.8)	(7.9)	(0.10)
Income and expense items related to divested businesses	(1.0)	(0.4)	(0.6)	(0.01)	6.8	2.5	4.3	0.06
(Benefit) costs related to Chapter 11 and asbestos, net	(0.9)	(0.3)	(0.6)	(0.01)	21.7	5.9	15.8	0.21
Gain on sale of product line	—	—	—	—	(0.2)	(0.1)	(0.1)	—
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(10.4)	10.4	0.14		47.1	(47.1)	(0.61)
Adjusted EPS (non-GAAP)				$3.38				$3.06

Certain items included in Adjusted EPS:
Differential between effective tax rate and cash tax rate				$0.93				$1.42
Gain on termination and curtailment of postretirement plans related to current businesses				(0.02)				(0.15)
Interest accretion on deferred payment obligations				0.01				0.53
Total				$0.92				$1.80

The Notes to the Financial Information are included as part of the Earnings Release.

12 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for: interest income and expense; income taxes; costs related to Chapter 11 and asbestos; restructuring and repositioning expenses and related asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; and certain other unusual or infrequent items that are not representative of underlying trends. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash flows related to Chapter 11 and asbestos, cash paid for restructuring and repositioning, capital expenditures related to repositioning, accelerated payments under defined benefit pension arrangements, and expenditures for legacy items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11 and asbestos; restructuring and repositioning expenses and related asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; certain other unusual or infrequent items that are not representative of underlying trends; and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted Gross Margin means gross margin adjusted for pension-related costs and loss in Venezuela included in cost of goods sold. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted EBIT Return On Invested Capital, and Adjusted Gross Margin do not purport to represent income or liquidity measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring and repositioning activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

NM - Not Meaningful

13 grace.com	Talent | Technology | Trust™